Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

References to the “Company,” “we,” “us,” or “our” refer to LegalZoom.com, Inc.

The following description of our common stock, $0.001 par value per share (“Common Stock”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is included as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capitalization

Our authorized capital shares consist of 1,000,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and non-assessable.

Voting Rights

Each outstanding share of our Common Stock entitles the holder thereof to one vote on each matter properly submitted to our stockholders for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon pursuant to law or the Certificate of Incorporation. There is no provision for cumulative voting for matters to be voted on by our stockholders.

Dividend and Liquidation Rights

Subject to preferences that may apply to any outstanding Preferred Stock, holders of our Common Stock are entitled to receive ratably any dividends that our Board of Directors may declare out of funds legally available for that purpose on a non-cumulative basis.

In the event of liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

Anti-Takeover Provisions of Delaware Law and Our Organizational Documents

The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our Board of Directors. Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. These provisions are intended to preserve our existing control structure, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts.

Classified Board of Directors

Our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Removal of Directors

Our Certificate of Incorporation provides that, except for any director elected by the holders of any series of Preferred Stock, directors can be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of our capital stock entitled to vote generally at an election of directors.

Supermajority Vote Provisions

The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our capital stock, voting as a single class, is required to amend certain provisions of our Certificate of Incorporation, including provisions relating to amending our amended and restated bylaws, the classified Board of Directors, the size of our Board of Directors, removal of directors, director liability, vacancies on our Board of Directors, special meetings, stockholder notices, actions by written consent and exclusive forum provisions.

Inability of Stockholders to Act by Written Consent

Our Certificate of Incorporation and Bylaws require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission.

Inability of Stockholders to Call Special Meeting

Our Bylaws provide that a special meeting of stockholders may only be called by the chair of our Board of Directors, our Chief Executive Officer or by a majority of our Board of Directors. Stockholders are not permitted to call a special meeting or require our Board of Directors to call a special meeting.

Black Check Preferred Stock

Our Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our Common Stock and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock.

Advance Notice Procedure

Our Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws also limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Our Bylaws provide that stockholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual or special meeting of the stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the Company no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or 30 days after such anniversary date, to be timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or

(ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may restrict the ability of our stockholders to bring business before our annual meeting of stockholders or to make nominations for directors at our annual meeting or any special meeting of stockholders.

Delaware General Corporation Law Section 203

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless certain conditions are satisfied. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Exclusive Forum Provisions

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for certain claims or causes of action under Delaware statutory or common law. This provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

In addition, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. This provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act.

Listing

The Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “LZ.”